UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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P. H. Glatfelter Company

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P. H. GLATFELTER COMPANY
96 South George Street, Suite 500
York, Pennsylvania 17401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

May 3, 2007

TO THE SHAREHOLDERS:

The 2007 Annual Meeting of Shareholders of P. H. Glatfelter Company, a Pennsylvania corporation, will be held at the York Expo Center, 334 Carlisle Avenue, York, Pennsylvania, in the White Rose Room, on Thursday, May 3, 2007, at 10:00 am, to consider and act upon the following items:

•	the election of three members of the Board of Directors to serve for three-year terms expiring in 2010; and
•	such other business as may properly come before the Meeting.

Only holders of record of the Company’s common stock at the close of business on March 8, 2007, will be entitled to notice of, and to vote at, the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you currently plan to attend the Meeting, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope (requiring no postage if mailed in the United States). If you choose, you may still vote in person at the Meeting, even though you had previously submitted a proxy card.

Jeffrey J. Norton
Vice President,
General Counsel and Corporate
Secretary

March 28, 2007

P. H. GLATFELTER COMPANY

PROXY STATEMENT

The accompanying proxy is being solicited by the Board of Directors (the “Board”) of P. H. Glatfelter Company (the “Company”), 96 South George Street, Suite 500, York, Pennsylvania 17401, in connection with the 2007 Annual Meeting of Shareholders of the Company (the “Annual Meeting” or “Meeting”) to be held on Thursday, May 3, 2007 at 10:00 am, at the York Expo Center, 334 Carlisle Avenue, York, Pennsylvania, in the White Rose Room.  This proxy statement and the accompanying proxy card are being mailed to the Company’s shareholders on or about March 28, 2007.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will consider and act upon the following items:

•	the election of three members of the Board of Directors to serve for three-year terms expiring in 2010; and

•	such other business as may properly come before the Meeting.

In addition, following the Meeting, the Company’s management will report on the Company’s business during the year ended December 31, 2006, and respond to questions from shareholders.

Who is entitled to vote at the Annual Meeting?

Only holders of record of the Company’s common stock at the close of business on the record date, March 8, 2007, are entitled to receive notice of, and to vote at, the Meeting. Each holder of the Company’s common stock is entitled to one vote per share owned of record on all business presented at the Meeting, except that shareholders have cumulative voting rights with respect to electing Directors. Cumulative voting means that each shareholder is entitled to as many votes in electing Directors as is equal to the number of his or her shares of common stock multiplied by the number of Directors to be elected. A shareholder may cast all such votes for a single nominee or may distribute them between two or more nominees as he or she sees fit. The persons named in the accompanying proxy card as proxy holders will vote the shares as designated by the shareholder, including any exercise of cumulative voting rights through the distribution of votes among the nominees as indicated on the proxy card. Absent such designation, the proxy holders may use their discretionary authority to vote as they see fit, including to vote cumulatively.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you specify. If you are a holder of record of the Company’s common stock on the record date and attend the Meeting in person, you may deliver your completed proxy card or vote in person at the Meeting. Judges of election appointed by the Company will count the votes.

What constitutes a quorum?

A quorum is necessary to permit a particular matter to be considered and acted upon at the Meeting. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of such matter. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

The Company had 44,920,698 shares of common stock outstanding on the record date.

What vote is required to elect a Director and to approve a proposal assuming there is a quorum?

Election of Directors. The three nominees for Directors receiving the highest number of votes cast by shareholders will be elected to serve on the Board. Votes withheld (or abstentions) with respect to the election of a Director will not be voted with respect to such Director; accordingly, votes withheld will have no direct effect on the result of the vote, unless the withheld votes are cast for another nominee. Broker non-votes are not counted for purposes of the election of Directors.

How does discretionary voting authority apply?

If you sign and return the accompanying proxy card, but do not make any selections, you give discretionary authority to the persons named as proxy holders on the proxy card. Your shares will then be voted as recommended by the Board.

What is the Board’s recommendation?

The Board recommends a vote:

•	FOR election of its three nominees for Director, Kathleen A. Dahlberg, Richard C. Ill and Lee C. Stewart.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may revoke your proxy and change your vote at any time before the proxy is exercised by filing with the Company’s Secretary either a notice of revocation or a duly executed proxy bearing a later date. Your authorization of the proxy holders to vote on your proxy will be revoked if you attend the Annual Meeting in person and request to change your vote, vote in person or revoke your proxy. Attendance at the Meeting will not by itself revoke a previously granted proxy.

Who bears the cost of solicitation of proxies?

The Company bears the cost of preparing, printing, assembling and mailing this proxy statement and other Board proxy solicitation materials. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of the Company’s common stock. In addition to the solicitation of proxies by mail, some of the officers and other employees of the Company may solicit proxies personally, by telephone and by other means. These persons receive no special compensation for any solicitation activities.

How can a shareholder nominate Director candidates?

You may recommend nominees for consideration by the Board’s Nominating and Corporate Governance Committee for nomination for election to the Board. Shareholder recommendations for Director nominees will receive the same consideration by the Board’s Nominating and Corporate Governance Committee that all other nominations receive. Shareholders wishing to recommend a nominee for Director should submit such recommendation in writing, along with any supporting materials the shareholder deems appropriate, to the Secretary of the Company.

You may nominate a person for election to the Board, provided the recommendation is made in accordance with the procedures described herein and the Company’s By-laws. To nominate a candidate for Director at the 2008 Annual Meeting, your notice of the nomination must be received by the Company’s Secretary no later than November 29, 2007. The notice must describe various matters regarding the nominee, including name, address, occupation and Company shares held, all as provided by the Company’s By-laws. Copies of the Company’s By-laws may be obtained free of charge from the Secretary of the Company.

When are shareholder proposals due for inclusion in the proxy statement for the 2008 Annual Meeting of Shareholders?

Proposals that a shareholder would like to present at the 2008 meeting must be submitted to the Company prior to the preparation of the annual proxy statement. To be included in the proxy statement for the Company’s 2008 Annual Meeting, shareholder proposals must be submitted in writing to the Company’s Secretary no later than November 29, 2007. The Company’s By-laws prescribe the procedures shareholders must follow to bring business before shareholder meetings. To bring matters before the 2008 Annual Meeting, under the terms of the Company’s By-laws, and to include a matter in the Company’s proxy statement and proxy card for that meeting, notice must be received by the Company within the time limit described above. Such notice must meet the Company’s By-law requirements, and otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No shareholder proposals were submitted to the Company for presentation at the 2007 Annual Meeting.

OWNERSHIP OF COMPANY STOCK

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth information regarding ownership of Glatfelter’s 45,013,488 outstanding shares of common stock as of March 20, 2007 (except as otherwise noted) by: (i) each person who is known by the Company to own beneficially more than 5% of the common stock of the Company; (ii) each Director and named executive officer; and (iii) all Directors and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission (“SEC”) and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, all shares with respect to which a person has the right to acquire beneficial ownership within 60 days is considered beneficially owned by that person.

						Total Number of
Name of Beneficial		Directly	Indirectly		Outstanding Options	Shares Beneficially
Owner	Position	Owned	Owned		to Purchase	Owned (1)		% of Class

Barclays Global Investors, NA		2,938,803	0		0	2,938,803	(2)	6.53%
Dimensional Fund Advisors LP		3,829,200	0		0	3,829,200	(3)	8.51%
Oz Management L.L.C.		2,749,231	0		0	2,749,231	(4)	6.11%
Kathleen A. Dahlberg	Director	5,064	0		7,500	12,564		*
Nicholas DeBenedictis	Director	2,716	0		4,000	6,716		*
George H. Glatfelter II	Chairman of the Board & CEO	20,218	243,476	(5)	215,330	479,024		1.06%
J. Robert Hall	Director	5,064	0		7,500	12,564		*
Richard C. Ill	Director	3,244	0		2,500	5,744		*
John P. Jacunski	Senior Vice President & CFO	3,000	643	(6)	0	3,643		*
Ronald J. Naples	Director	4,238	0		9,000	13,238		*
Dante C. Parrini	Executive Vice President & COO	2,697	3,181	(7)	18,071	23,949		*
Richard L. Smoot	Director	6,564	0		4,000	10,564		*
Lee C. Stewart	Director	5,064	0		7,500	12,564		*
John C. van Roden	Executive Vice President	1,900	682	(8)	0	2,582		*
William T. Yanavitch II	Vice President Human Resources & Administration	0	1,547	(9)	0	1,547		*
All Directors and executive officers as a group (17 individuals)		59,769	251,793		285,801	597,363	(10)	1.32%

*	Less than 1%

(1)	For purposes of the table, shares of common stock are considered beneficially owned by a person if such person has or shares voting or investment power with respect to such stock. As a result, more than one person may beneficially own the same security and, in some cases, the same shares are listed opposite more than one name in the table. The table includes, in some cases, shares beneficially held by spouses or minor children, as to which beneficial ownership is disclaimed.

(2)	Pursuant to a Schedule 13G filed on February 17, 2004, consists of shares beneficially owned as of December 31, 2003 by Barclays Global Investors, NA and certain other entities, which includes “banks” as defined in Section 3(a)(6) of the Exchange Act and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as amended, filing together. Barclays Global Investors NA and each of the other entities are holding these shares in trust accounts for the economic benefit of the beneficiaries of those accounts. The 2,938,803 shares include 2,658,675 shares with respect to which Barclays Global Investors, NA and the other entities have sole voting authority and sole investment authority, 2,352,456 shares beneficially owned by Barclays Global Investors, NA and 500,540 shares beneficially owned by Barclays Global Fund

Advisors and 85,807 shares beneficially owned by Barclays Global Investors, Ltd. The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, California 94105.

(3)	Pursuant to a Schedule 13G/A filed on February 9, 2007, consists of shares as to which Dimensional Fund Advisors LP possesses sole voting and investment authority on December 31, 2006. Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. All 3,829,200 shares are owned by four investment companies registered under the Investment Company Act of 1940 to which Dimensional Fund Advisors LP furnishes investment advice and certain other commingled group trusts and separate accounts to which Dimensional Fund Advisors LP serves as investment manager. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, California 90401.

(4)	Pursuant to a Schedule 13G/A filed on February 14, 2007, consists of shares as to which Oz Management L.L.C. possesses sole voting and investment authority on December 31, 2006. Oz Management L.L.C. is a principal investment manager to a number of investment funds and discretionary accounts. Oz Management L.L.C. disclaims beneficial ownership of such shares. The address of Oz Management L.L.C. is 9 West 57th Street, 39th Floor, New York, New York 10019.

(5)	Consists of approximately 3,476 shares held by Mr. Glatfelter through the Company’s 401(k) Plan, and 240,000 shares held in trust as co-trustee, as to which Mr. Glatfelter disclaims beneficial ownership.

(6)	Consists of approximately 643 shares held by Mr. Jacunski through the Company’s 401(k) Plan.

(7)	Consists of approximately 3,181 shares held by Mr. Parrini through the Company’s 401(k) Plan.

(8)	Consists of approximately 682 shares held by Mr. van Roden through the Company’s 401(k) Plan. Mr. van Roden retired as Executive Vice President of the Company on December 31, 2006.

(9)	Consists of approximately 1,547 shares held by Mr. Yanavitch through the Company’s 401(k) Plan.

(10)	Consists of outstanding options to purchase 285,801 shares, which were exercisable as of March 1, 2007 or within 60 days from such date, 11,793 shares held by executive officers through the Company’s 401(k) Plan, 59,769 shares held directly and 240,000 shares held in trust pursuant to which Mr. Glatfelter acts as co-trustee, as to which Mr. Glatfelter disclaims beneficial ownership. See Notes 6 through 10.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2006 regarding the Company’s equity compensation plans.

(c)
Number of securities
	(a)		remaining available for
	Number of securities	(b)	future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(1)	(2)	(3)

Equity compensation plans approved by security holders	1,317,364	$14.17	1,323,820
Equity compensation plans not approved by security holders	—	—	—

Total	1,317,364	$14.17	1,323,820

(1)	Includes 906,210 non-qualified stock options, and 411,154 restricted stock units.

(2)	Weighted average exercise price is based on outstanding non-qualified stock option prices only.

(3)	Represents the securities remaining available for issuance under the 2005 Long-Term Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities (“10% Holders”), to file reports of holdings and transactions in the Company’s common stock with the SEC and the New York Stock Exchange (the “NYSE”). Based on the Company’s records and other information, the Company believes that, in 2006, its Directors, executive officers and 10% Holders (of which there are none) filed all required reports of holdings and transactions in the Company’s common stock with the SEC and the NYSE. However, a Form 4 reporting the vesting on April 7, 2006 of 1,900 shares of restricted stock held by Mr. van Roden, an executive officer of the Company, was not completed until May 12, 2006.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, the Company’s shareholders will vote to fill three Director positions, each with three-year terms expiring on the date of the Company’s 2010 Annual Meeting of Shareholders and until their respective successors are elected and qualified. The Board proposes that Kathleen A. Dahlberg, Richard C. Ill and Lee C. Stewart, who are currently serving as Directors of the Company, be re-elected as Directors for terms expiring in 2010. The nominees have consented to serve if elected to the Board.

If a nominee is unable to serve as a Director at the time of the Meeting, an event that the Board does not anticipate, the persons named in the accompanying proxy card will vote for such substitute nominee as may be designated by the Board, unless the Board reduces the number of Directors accordingly.

Board of Directors

The following table sets forth information as to the nominees and the other persons who are to continue as Directors of the Company after the Annual Meeting. The offices referred to in the table are offices of the Company unless otherwise indicated.

Name,		Year
Principal Occupation and		First
Businesses During Last Five		Elected
Years and Current Directorships	Age	Director

Nominees to be elected for terms expiring in 2010
Kathleen A. Dahlberg Ms. Dahlberg has been the Chief Executive Officer of 2Unify LLC, a communications company, since 2006. Ms. Dahlberg has also been the Founder, President and Chief Executive Officer of Open Vision Partners (a private consortium of professionals bringing new technologies and businesses to market) and a business consultant on the application of new technologies for business improvement and process change since September 2001. Ms. Dahlberg was also the Vice President of Worldwide Restaurant Solutions at McDonald’s Corporation from 2002 to 2004.	54	2001

Richard C. Ill Mr. Ill has been the President, Chief Executive Officer and Director of Triumph Group, Inc., a public, international aviation services company since 1993. Mr. Ill is also a Director of Airgas, Inc.	63	2004

Lee C. Stewart Mr. Stewart has been associated with Daniel Stewart & Company, a private investment and equity bank located in London, England, since May 2001. Mr. Stewart is also a Director of AEP Industries, Inc., Marsulex, Inc. and ITC Holdings Corp.	57	2002

Directors continuing for terms expiring in 2008
Nicholas DeBenedictis Mr. DeBenedictis has been the Chairman, Chief Executive Officer and Director of Aqua America Corporation, a publicly-traded water company, since May 1993. Mr. DeBenedictis also serves as a Director of Met-Pro Corporation and Exelon Corporation.	61	1995

J. Robert Hall Mr. Hall has been the Chief Executive Officer of Ardale Enterprises LLC, a private company specializing in acquisition related activities in the food industry, since 1998.	54	2002

Directors continuing for terms expiring in 2009
George H. Glatfelter II Mr. Glatfelter’s positions with Glatfelter have been Chairman since April 2000; Chief Executive Officer since June 1998; and President from June 1998 to February 2001. Mr. Glatfelter also serves as a Director of Met-Pro Corporation.	55	1992

Ronald J. Naples Mr. Naples has been the Chief Executive Officer and Director since October, 1995, and Chairman, since 1997, of Quaker Chemical Corporation, a publicly-traded, specialty chemical company serving the metalworking and manufacturing industries worldwide. Mr. Naples is a former Chairman of the Federal Reserve Bank of Philadelphia.	61	2000

Richard L. Smoot Mr. Smoot has been retired since September 2002. Mr. Smoot was the Regional Chairman, PNC Bank, National Association, Philadelphia/South Jersey markets from December 2000 to September 2002. Mr. Smoot also serves as a Director of Aqua America Corporation.	66	1994

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

The Board of Directors and management of the Company are dedicated to good corporate governance. The Board has adopted Governance Principles to provide a framework for governance of the Company. These Governance Principles are set forth in full on the Company’s website at www.glatfelter.com/e/govprinciples.htm and available in print upon request directed to the Corporate Secretary, 96 South George Street, Suite 500, York, PA 17401-1434.

What is the composition of the Board?

The Board currently consists of eight members. In the Company’s Governance Principles, the Board has adopted the NYSE standards for determining the independence of Directors, which requires that a Director does not have a material relationship with the Company.

The Board has determined the following Directors to be independent and not to have any material relationship with the Company: Ms. Dahlberg and Messrs. DeBenedictis, Hall, Ill, Naples, Smoot and Stewart. The Board determined that Mr. Glatfelter has a material relationship with the Company because he is the Chairman and Chief Executive Officer. Thus, Mr. Glatfelter is deemed not to be an independent Director by NYSE standards and the Company’s Governance Principles.

What committees has the Board established?

The Company’s Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating and Corporate Governance Committee. The Board appoints the members of all of these standing committees and their Chairpersons at its organizational meeting following the Company’s Annual Meeting.

The Board has adopted a written charter for its standing committees, all of which are posted on the Company’s website at www.Glatfelter.com/e/govcommittees.htm, and available in print upon request directed to the Corporate Secretary, 96 South George Street, Suite 500, York, PA 17401-1434.

Audit Committee. The Audit Committee currently consists of four Directors: Messrs. Hall (Chair), DeBenedictis, Ill and Naples. In the opinion of the Board, all four Audit Committee members meet the Director independence requirements set forth in the listing standards of the NYSE and the applicable rules and regulations of the SEC in effect on the date this proxy statement is first mailed to shareholders. The Board has determined that, based on their experience, Messrs. DeBenedictis, Hall, Ill and Naples are audit committee financial experts, as that term is defined in the applicable SEC regulations. The Audit Committee held 10 (ten) meetings during 2006.

In accordance with its Board-approved Charter, the Audit Committee:

•	is directly responsible for the appointment, replacement, if necessary, oversight, and evaluation of the Company’s independent auditors, which report directly to it;

•	has the sole responsibility for pre-approving all audit and non-audit services provided by the Company’s independent auditors and fees related thereto pursuant to its Pre-Approval policy;

•	reviews the Company’s audited consolidated financial statements contained in its annual reports on Form 10-K, and the financial information contained in its quarterly reports on Form 10-Q, and management’s discussion and analysis of financial conditions and results of operations contained in the periodic reports and discusses them with management and the independent auditors prior to filing with the SEC;

•	reviews with management and the independent auditors the Company’s earnings press releases prior to their release to the public;

•	discusses any significant changes to the Company’s accounting policies;

•	reviews the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	provides guidance and oversight to the internal audit activities of the Company, including reviewing the organization, plans and results of such activities, and providing the internal auditor full access to the Committee (and the Board) to report on any and all appropriate matters;

•	monitors compliance with legal prohibitions on loans to Directors and executive officers of the Company;

•	establishes clear hiring policies for employees or former employees of the independent auditors;

•	considers the impact of developments that may create significant financial exposure for the Company and reviews policies and guidelines with respect to risk management;

•	discusses with the Compliance Officer and senior management the status of pending litigation, taxation matters and other legal and compliance matters as may be appropriate; and

•	provides guidance to and oversight of the compliance program of the Company, including the establishment and maintenance of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, in addition to other compliance matters.

The Audit Committee has the authority to retain special legal, accounting, or other experts as it deems necessary to carry out its duties, and the Company makes funds available to the Committee for such retention. The Audit Committee routinely holds executive sessions without management.

Compensation Committee. The Compensation Committee currently consists of four Directors: Ms. Dahlberg (Chair), and Messrs. DeBenedictis, Naples and Smoot. In the opinion of the Board, all four Compensation Committee members meet the Director independence requirements set forth in the NYSE listing standards in effect on the date this proxy statement is first mailed to shareholders. The Compensation Committee held 8 (eight) meetings during 2006.

In accordance with its Board-approved charter, the Compensation Committee is responsible for discharging the Board’s duties related to compensation of the Company’s executives and also reviews, recommends for approval by the Board and oversees the Company’s management incentive and equity-based incentive compensation plans, defined benefit and contribution plans, and other welfare benefit plans. In addition to, or in furtherance of, the Compensation Committee’s functions described above, the Compensation Committee:

•	recommends to the Board an executive compensation policy that is designed to support overall business strategies and objectives, attract and retain key executives, link compensation with business objectives and organizational performance, align executives’ interests with those of the Company’s shareholders and provide reasonable and competitive compensation opportunities;

•	reviews and approves periodically a general compensation policy and salary structure for executives and other key employees of the Company and its subsidiaries, which considers business and financial objectives, industry and labor market best practices and such other information as it may deem appropriate;

•	annually reviews and recommends to the independent members of the Board corporate goals and objectives relevant to the compensation of the Chief Executive Officer (the “CEO”), and manages and executes the evaluation process conducted by the independent members of the Board of the CEO in light of these goals and objectives;

•	reviews and recommends to the independent members of the Board the CEO’s compensation, including salary, bonus, and other incentive and equity-based compensation, based on the evaluation of the CEO’s performance;

•	reviews and approves annually, with the CEO’s involvement, the salaries and equity-based grants, as well as discretionary cash awards, for the Company’s non-CEO executives;

•	establishes individual target award levels for bonuses, profit sharing and incentive compensation payments to the Company’s non-CEO executives, in relation to Board-established financial target(s) or other performance measures for such incentive compensation, recommends to the Board whether such financial target(s) or other performance measures have been achieved, and approves the payment of bonuses, profit sharing and incentive compensation upon Board determination that such targets or measures have been met;

•	reviews the Compensation Discussion & Analysis and recommends to the Board that the Compensation Discussion & Analysis be included in the proxy statement; and

•	reviews and recommends to the Board any modifications of the non-employee Directors’ compensation program.

The Compensation Committee has the authority to engage independent compensation consultants, legal counsel or advisors, as it may deem appropriate in its sole discretion, and to approve related fees and retention terms of such consultants, counsel, or advisors, and routinely holds executive sessions without management.

The Chair of the Compensation Committee is responsible for leadership of the Committee and sets meeting agendas. The Committee may form subcommittees and delegate authority to them, as it deems appropriate.

The CEO gives performance assessments and compensation recommendations for each executive officer of the Company (other than himself). The Compensation Committee considers the CEO’s recommendations with the assistance of a compensation consultant and approves the compensation of the executive officers (other than the CEO) based on such deliberations. In the case of the CEO, the Committee develops its own recommendation in executive session without the CEO, or any other member of management, present and then provides this recommendation to the independent members of the Board for approval in executive session. The CEO, the Vice President of Human Resources & Administration, and the Vice President, General Counsel & Secretary generally attend, and the Senior Vice President & Chief Financial Officer occasionally attends, Compensation Committee meetings, but none are present for executive session or any discussion of their own compensation.

The Committee has engaged Compensation Strategies, Inc., an independent executive compensation consulting firm, to provide advice and assistance to the Committee and to management in the area of executive and non-employee Director compensation for the Company. The consultant reports directly to the Committee but has been authorized by the Committee to work with certain executive officers of the Company as well as other employees in the Company’s human resources, legal, and finance departments. The consultant conducts regular reviews of total compensation of the Company’s executive group, based on the process described in the Compensation Discussion & Analysis contained elsewhere in this proxy statement, for review by management (except in the case of the CEO) and subsequently by the Committee in determining the appropriate levels of compensation for each executive.

The consultant also conducts regular reviews of total compensation of the Company’s non-employee Directors and assists the Committee in the development of recommended changes in such compensation for approval by the Board of Directors. The consultant also provides advice to the Committee and management with respect to other executive, board and general compensation matters that might arise throughout the year.

Finance Committee. The Finance Committee currently consists of three Directors: Messrs. Stewart (Chair), Glatfelter and Hall. The Finance Committee provides advice to the Board on the financial policies of the Company and oversees matters of financial significance to the Company. Specifically, the Finance Committee is charged with:

•	the review and recommendation for approval by the Board of the Company’s operating and capital budgets;

•	the review of the performance of the Company’s pension funds and approval of the Company’s recommendations regarding investment objectives, strategies and/or managers as warranted;

•	the review of the range of investment vehicles available to participants under the Company’s 401(k) Plan and the availability of Company stock as an investment option under the 401(k) Plan;

•	overseeing development and monitoring execution of the Company’s financial policies, including financial objectives, strategies and plans and the execution thereof, exclusive of accounting and other matters, which are within the oversight responsibilities of the Audit Committee; and

•	convening, at the request of the Board for the purposes of providing insight and guidance on other issues of financial significance, including any long-term financial plans of the Company.

The Finance Committee held 3 (three) meetings during 2006.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of five Directors: Mr. Smoot (Chair), Ms. Dahlberg, and Messrs. DeBenedictis, Hall and Stewart. In the opinion of the Board, all five members of the Nominating and Corporate Governance Committee meet the Director independence requirements as set forth in the NYSE listing standards in effect on the date this proxy statement is first mailed to shareholders. The Nominating and Corporate Governance Committee:

•	provides advice to the Board regarding all corporate governance matters (including the Company’s Code of Business Conduct and the Code of Business Ethics for the CEO and Senior Financial Officers);

•	makes nominations of Directors and officers of the Company;

•	makes recommendations to the Board regarding the Board’s size and composition and the tenure and retirement age of Directors;

•	reviews the qualifications of candidates for the Board and recommends to the Directors nominees for election to the Board at each annual meeting;

•	considers nominees recommended by shareholders;

•	nominates persons to fill vacancies on the Board occurring between annual meetings;

•	nominates Directors for committee membership and committee chairpersons; and

•	reviews and approves Company contributions to affiliated persons or entities and Company contributions in excess of $25,000 to any other person or entity.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members, other Board members, management and shareholders. When evaluating whether to recommend an individual for election or re-election to the Board, the Nominating and Corporate Governance Committee will consider, at a minimum and in accordance with the Company’s Governance Principles, the nominee’s independence, availability of sufficient time to serve on the Company’s Board and the possession of such knowledge, experience, skills, expertise, wisdom, integrity, business acumen, understanding of the Company’s business environment and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company. Shareholders wishing to recommend a nominee for election to the Board should follow the procedures set forth on page 2 of this proxy statement.

The Committee periodically reviews and oversees orientation programs for newly elected Directors and continuing education programs for incumbent Directors. The Committee also reviews shareholder proposals and Director nominations submitted for presentation at the annual meeting and proposed responses from the Board, and makes recommendations to the Board concerning Board procedures. The Nominating and Corporate Governance Committee is charged with developing and recommending corporate governance principles to the Board and reviewing these principles for appropriateness and compliance with SEC and NYSE requirements. The Nominating and Corporate Governance Committee reviews the senior management organization and succession plan and makes nominations to the Board for election of officers.

The Nominating and Corporate Governance Committee has the authority to retain Director search consultants, outside counsel or other experts as it deems necessary to carry out its duties, and the Company makes funds available to the Committee for such retention. No third party Director search firms were engaged in 2006. The Nominating and Corporate Governance Committee held 3 (three) meetings during 2006.

How may shareholders communicate with the Company’s Board or the non-management Directors of the Company?

You may submit any written correspondence to the Board or any individual Director (whether management or non-management), c/o Corporate Secretary, 96 South George Street, Suite 500, York, PA 17401-1434. You can also call the Company’s Integrity Helpline (1-800-346-1676).

The Company’s Board has approved a process whereby the Corporate Secretary will regularly forward any and all communications received on behalf of the Board or individual Directors to the Board or the respective Director and the Chair of the Committee responsible for the matter addressed in the communication. All communication that relates to concerns regarding accounting, internal controls or auditing matters will be forwarded to the Chair of the Audit Committee promptly upon receipt with a copy to the addressee.

What is the Company’s policy regarding Director attendance at the Annual Meeting?

While the Company does not have a formal policy regarding Director attendance at the annual meeting of shareholders, the Company’s Directors, including persons nominated for election at the annual meeting, generally attend the annual meeting.

How often did the Board meet during 2006?

The Board held 8 (eight) meetings during 2006, including a two-day retreat to discuss strategic issues. The standing committees established by the Board held a total of 24 (twenty-four) meetings in 2006. Each of the incumbent Directors attended at least 75% of the aggregate of the meetings of the Board and Board committees on which he or she served in 2006, except for Ronald J. Naples who attended an aggregate of 73% of the meetings of the Board and committees of which he was a member. Non-management Directors meet in regularly scheduled executive sessions (without management), at which the Chair of the Nominating and Corporate Governance Committee presides.

Where can additional Corporate Governance and related information be obtained?

Our corporate website (www.glatfelter.com) includes a Corporate Governance page consisting of, among others, our Governance Principles and Code of Business Conduct, listing of our Board of Directors and Executive Officers, Nominating and Corporate Governance, Finance, Audit and Compensation Committees of the Board of Directors and their respective Charters, Code of Business Ethics for the CEO and Senior Financial Officers of Glatfelter, our “whistle-blower” policy and other related material. We intend to satisfy the disclosure requirement for any future amendments to, or waivers from, our Code of Business Conduct or Code of Business Ethics for the CEO and Senior Financial Officers by posting such information on our website. We will provide a copy of the Code of Business Conduct or Code of Business Ethics for the CEO and Senior Financial Officers, without charge, to any person who requests one, upon request directed to the Corporate Secretary, (717) 225-4711, 96 South George Street, Suite 500, York, PA 17401-1434.

NON-EMPLOYEE DIRECTOR COMPENSATION

How are Non-Employee Directors compensated?

Current Base Compensation. Effective May 1, 2006, non-employee Directors receive an annual retainer fee of $27,000, two thirds of which consists of shares of the Company’s common stock with an equivalent market value on the grant date, with the balance paid in cash. In addition to the annual retainer, non-employee Directors are paid in cash $2,000 for attendance at the annual Board retreat, $1,500 for each Board meeting and $1,000 for each committee meeting they attend. Non-employee Directors serving as committee chairpersons are paid an additional $5,000 (in cash) annually for their service. In addition, each non-employee Director receives an annual restricted stock unit award valued at $15,500, rounded to the nearest whole share, on the grant date that will vest over a three-year period. Director cash compensation payments are made semi-annually on each May 1st and November 1st.

Changes to Base Compensation.  Effective May 1, 2007, the Company’s Director compensation policy has been revised. Under the revised policy, non-employee Directors will receive an annual retainer fee of $35,000, two thirds of which consists of shares of the Company’s common stock with an equivalent market value on the grant date, with the balance paid in cash. In addition to the annual retainer, non-employee Directors are paid in cash $2,000 for attendance at the annual Board retreat and $1,500 for each Board and committee meeting they attend. In addition, non-employee directors will receive an annual retainer fee of $10,000 for serving as chairman of the Audit Committee or the Compensation Committee and

$5,000 for serving as chairman of the Nominating and Corporate Governance Committee or the Finance Committee. Finally, each non-employee Director will receive an annual restricted stock unit award valued at $30,000, rounded to the nearest whole share, on the grant date that will vest over a three-year period. Director cash compensation payments will continue to be made semi-annually on each May 1st and November 1st.

Deferred Compensation. Pursuant to the Company’s Deferred Compensation Plan for Directors (the Deferred Compensation Plan), every year each Director may elect to defer 50%, 75% or 100% of his or her annual retainer payable to such Director for serving on the Board, but not including any fees paid to a Director for attending meetings of the Board or any committee of the Board or for serving as a chairperson of a committee of the Board. No such elections were made with respect to fees earned in 2006.

For previous deferral elections, the Company has credited a deferred fee account with phantom shares of the Company’s common stock (stock units) on the date the retainer would otherwise have been paid. The number of stock units credited to a Director’s deferred account is the amount of the deferred fee divided by the fair market value of the Company’s common stock on such date. Additional stock units representing dividend equivalents are credited to each Director’s account when dividends are paid on the Company’s common stock. A Director will be entitled to receive a cash payment equal to the fair market value of the stock units credited to his or her account following termination of such Director’s service on the Board.

Benefits. Each non-employee Director is covered by the Company’s Directors and officers’ liability insurance, as well as the Company’s travel accident insurance.

NON-EMPLOYEE DIRECTOR SUMMARY COMPENSATION TABLE

	Fees Earned
	or Paid			All Other
	in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($) (1)	($) (2)	($) (3)	($) (4)	($)

Kathleen A. Dahlberg	32,676	25,363	0	624	58,663
Nicholas DeBenedictis	36,176	25,363	0	624	62,163
J. Robert Hall	39,676	25,363	0	624	65,663
Richard C. Ill	27,176	25,363	0	624	53,163
Ronald J. Naples	27,676	25,363	0	624	53,663
Richard L. Smoot	31,676	25,363	0	624	57,663
Lee C. Stewart	27,676	25,363	0	624	53,663

(1)	The amounts include the portion of annual retainers fees paid in cash as well as meetings fees and chairmanship fees paid in cash.

(2)	The amounts listed above reflect the dollar value recognized, in accordance with FAS 123R, for financial statement reporting purposes during 2006 for all existing awards of restricted stock units. Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. In 2006, each non-employee Director received 1,010 shares of the Company’s common stock, which was issued to pay 2/3 of the annual retainer in stock and had a grant date fair value of $16,338, and 814 restricted stock units (“RSUs”) with a grant date fair value of $15,360. At December 31, 2006, the aggregate number of outstanding RSUs held by each non-employee Director was: Ms. Dahlberg — 2,140; Mr. DeBenedictis — 2,140; Mr. Hall — 2,140; Mr. Ill — 2,140; Mr. Naples — 2,140; Mr. Smoot — 2,140 and Mr. Stewart — 2,140.

(3)	At December 31, 2006, the aggregate number of outstanding stock options held by each non-employee Director was: Ms. Dahlberg — 7,500; Mr. DeBenedictis — 4,000; Mr. Hall — 7,500; Mr. Ill — 2,500; Mr. Naples — 9,000; Mr. Smoot — 4,000 and Mr. Stewart — 7,500.

(4)	Represents dividend equivalents paid to the non-employee Directors during 2006. The Directors earn dividend equivalents on their outstanding RSUs.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Overview of Compensation Program Objectives and Design

The Company’s compensation program for the Named Executive Officers (“NEOs”) is designed to attract, retain, and motivate highly qualified executives. In order to accomplish these objectives, the program consists of several forms of compensation, including base salary, annual incentives, long-term incentives, limited perquisites, and benefits. The Company believes that structuring total compensation opportunities that are competitive and that target the 50th percentile of market levels will allow these objectives to be attained. A significant portion of each NEO’s compensation opportunity consists of annual and long-term variable compensation that is contingent on the achievement of specific Company business and strategic goals, reflects individual performance, and is designed to align the NEOs’ interests with those of the Company’s shareholders. Variable compensation opportunity varies among the NEOs and generally increases with increased responsibility within the Company. In addition, the mix of annual and long-term incentive compensation also varies with the relative weighting of long-term incentive compensation being greater for greater levels of responsibility. The Company’s annual compensation is cash-based, while long-term compensation consists of both cash and equity-based awards. The Company does not have specific allocation goals between cash-and equity-based compensation or between annual and long-term incentive compensation; instead, the Company relies on the process described below in its determination of compensation levels for each NEO.

In order to determine competitive market levels, the Compensation Committee annually reviews total compensation levels for similarly situated executives of a group of peer companies and with reference to certain broader-based market data, compiled by Compensation Strategies, Inc., the Committee’s independent compensation consultant. Consistent with standard practices, statistical analysis is used to adjust all market compensation data to reflect the current annual revenues of the Company given the variation in size of the companies from which compensation data is collected. Each element of compensation as well as total compensation are quantified and reviewed to determine the Company’s competitiveness compared to the market. In determining appropriate individual compensation levels for the NEOs, the Committee considers this competitive market compensation data, including information ranging from the 25th to the 75th percentiles, as well as the individual’s tenure, experience, and particular set of skills and individual and Company performance. Compensation levels for all NEOs, except the CEO, are approved by the Committee based on the recommendation of the CEO. In the case of the CEO, the Committee develops its own recommendation in executive session without the CEO, or any other member of management, present and then provides this recommendation to the independent members of the Board for approval in executive session. All subsequent references to action by the Compensation Committee assumes without further reference that the independent members of the Board act with respect to CEO compensation in accordance with the recommendation of the Committee.

The group of peer companies used in the review of total compensation levels consists of publicly traded companies with annual revenues ranging from approximately $250 million to $6 billion that compete against the Company’s products, are from the broader paper and packaging industries, or compete for the same executive talent, including other companies headquartered in south central Pennsylvania. The group was developed by the Committee’s compensation consultant and approved by the Committee. The Committee reviews the make-up of the group on an annual basis with the assistance of the compensation consultant. Since the Company competes for executive talent with a broad range of companies and industries, the companies in this group are not necessarily the same as those appearing in the peer group that is included in the Company’s performance graph in the Company’s annual report to shareholders. Each company included in the group, and whether it also appears in the performance graph, is shown below:

Performance
Graph
Compensation Peer Group	Peer Group

AVERY DENNISON CORPORATION	No
BOWATER INCORPORATED	Yes
BUCKEYE TECHNOLOGIES INC.	No
CALGON CARBON CORPORATION	No
CARAUSTAR INDUSTRIES, INC.	No
CHESAPEAKE CORPORATION	Yes
CSS INDUSTRIES, INC.	No
CULP, INC.	No
DENTSPLY INTERNATIONAL INC.	No
DIXIE GROUP, INC.	No
GREIF, INC.	No
HARSCO CORPORATION	No
LYDALL, INC.	No
MEADWESTVACO CORPORATION	Yes
NASHUA CORPORATION	No
PACKAGING CORPORATION OF AMERICA	No
PACKAGING DYNAMICS CORPORATION	No
PIONEER COMPANIES, INC.	No
POPE & TALBOT, INC.	Yes
POTLATCH CORPORATION	Yes
RAYONIER INC.	No
ROCK-TENN COMPANY	No
SCHWEITZER-MAUDUIT INTERNATIONAL, INC.	Yes

Performance
Graph
Compensation Peer Group	Peer Group

SONOCO PRODUCTS COMPANY	No
TREX COMPANY, INC.	No
WAUSAU PAPER CORP.	Yes

For 2007, the Company has continued to target the 50th percentile of market levels for the NEOs. However, given the increase in annual revenues of the Company associated with the recent acquisitions, the NEOs’ 2006 levels of compensation were below the 50th percentile of the market when adjusted for this increased size. The Committee has approved certain increases to compensation levels for the NEOs for 2007, as described below, that bring total compensation levels closer to the 50th percentile of the market and may adopt further changes in the future that will bring the NEOs’ compensation levels up to the 50th percentile, as determined to be appropriate by the Committee for each NEO, over the next two to three years.

Base Salary

The Company’s policy is to set salaries for the NEOs at levels that are sufficient to attract and retain high-caliber individuals, based on the relative value of each position as measured against the market, as discussed above. The Company targets NEOs’ base salaries at the 50th percentile of the market for their respective assignments, with the ability to set actual base salaries based on an assessment of each NEO’s tenure, experience, and skill set and individual and Company performance, as well as competitive and internal equitable considerations. Base salaries are reviewed and approved annually (typically in the first quarter of the calendar year) by the Compensation Committee.

For 2006, base salary adjustments for the Company’s NEOs ranging from 2.0% to 5.0% were approved by the Committee and became effective as of February 1, 2006. In addition, Mr. Jacunski received a base salary increase of 20.8%, effective with his promotion to Senior Vice President & Chief Financial Officer on July 1, 2006. Such adjustments reflect the Compensation Committee’s assessment of individual performance, achievement of business objectives, a market analysis conducted by the Committee’s independent compensation consultant for the executive’s position, and the Committee’s desire to retain leadership skills necessary to execute the Company’s business strategy. Based on the pre-acquisition size of the Company, the NEOs’ adjusted base salaries were approximately equivalent to the 50th percentile of the market.

For 2007, base salary adjustments for the Company’s NEOs ranging from 4.0% to 20.0% were approved by the Committee and became effective as of February 1, 2007. As with the prior year, the adjustments reflect the Compensation Committee’s assessment of individual performance, achievement of business objectives, a market analysis conducted by the Committee’s independent compensation consultant for the executive’s position, and the Committee’s desire to retain leadership skills necessary to execute the Company’s business strategy. Based on the new, increased size and complexity of the Company, the NEOs’ adjusted base salaries continue to remain below the 50th percentile of the market. The Committee intends to re-evaluate the levels of the NEOs’ base salaries, as they compare to the market, for 2008.

Annual Incentives

The Company currently provides an annual incentive opportunity to the NEOs under the Company’s Management Incentive Plan (“MIP”). The MIP is designed to encourage the NEOs, as well as other eligible executives and key employees, to increase the performance of the Company through cash annual incentive bonuses. The Company targets annual incentive bonus opportunities under the MIP at the 50th percentile of the market for the NEOs, with the ability to set actual opportunities based on an assessment of each NEO’s tenure, experience, skill set, and individual and Company performance, as well as competitive and internal equitable considerations. The objectives of the MIP are to assure that incentive bonus awards represent at-risk compensation, to reward the NEOs and other eligible employees on the basis of corporate financial results on an annual basis, and to provide an incentive bonus award that is competitive with the market for each position. Incentive bonus opportunities are set annually and potentially represent a significant portion of total compensation.

For 2006, the Company established Operating Net Income (which consists of net income excluding after-tax pension income and gains from the sale of timberlands as well as certain unusual, non-recurring items such as shutdown charges relating to the Neenah facility) as the single performance metric for payment of bonuses under the MIP. No acquisition-related items were excluded from Operating Net Income in 2006. The Compensation Committee established threshold, target, and maximum Operating Net Income performance levels for the MIP. The amount actually received by the participants is dependent on the extent of achievement of such performance levels. Under this design, no payments will be made under the MIP if the threshold Operating Net Income is not attained. For the NEOs, target bonus opportunities for 2006 ranged from 40% to 70% of base salary. Payments for achievement of the threshold performance level would result in payments equal to 40% of the target opportunities, or 16% to 28% of base salary, and achievement of the maximum performance level would result in payments equal to 200% of the target opportunities, or 80% to 140% of base salary. In addition, all payments to the NEOs under the MIP are based entirely on Operating Net Income performance of the Company; no portion of the MIP payment is based on individual performance of each NEO. However, the Committee has the authority to reduce payments under the MIP based on the Committee’s assessment of individual performance during the year, with the approval of the independent members of the Board of Directors in the case of the CEO.

In 2006, the threshold Operating Net Income performance level was not achieved, and no bonuses were paid to the NEOs under the MIP. Based on the pre-acquisition size of the Company, the NEOs’ target bonus opportunities were approximately equivalent to the 50th percentile of the market. For 2007, the Company has continued to use Operating Net Income as the performance metric for the MIP. The Company believes that the target performance goal has been set for 2007 at an appropriate level based on market and industry expectations and that it is realistic and achievable for 2007. The range of target opportunities under the 2007 MIP has been increased to 45% to 75% of base salary for the NEOs. Payment amounts for achievement of the threshold performance level have also been increased to 50% of the target opportunities, with an appropriate increase in the Operating Net Income necessary to achieve the threshold performance level. As with 2006, achievement of the maximum performance level would result in payments equal to 200% of the target opportunities. Based on the new, increased size of the Company, the NEO’s target opportunities for 2007 are approximately equivalent to the 50th percentile of the market based on a percentage of salary. However, given the below market base salaries, the dollar level of target bonus opportunities are below the 50th percentile.

Discretionary Annual Compensation

The Compensation Committee may approve additional compensation, including limited annual discretionary bonuses, to any NEO or other executive for performance or retention purposes or to serve any other corporate objective, with the approval of the independent members of the Board of Directors in the case of the CEO. For 2006, discretionary bonuses, in recognition of management’s outstanding performance with respect to the Company’s legacy business and the execution of the Company’s growth strategy through the recent acquisitions, were granted to all of the NEOs ranging from $30,845 to $137,619, as listed in the Summary Compensation Table. Further discretionary awards in the form of RSUs were also granted under the Company’s 2005 Long-Term Incentive Plan for 2006 performance to four of the NEOs ranging from 1,563 to 3,750. These awards were in addition to the Company’s long-term incentive program (as described below), vest ratably, with one-third of the units vesting on the first, second, and third anniversaries of the date of grant, and are intended to provide additional retention as well as to provide additional incentives to maximize shareholder value.

Long-Term Incentives

The Company’s long-term incentive program consists of a cash-based long-term incentive plan (“LTIP”) and annual awards of RSUs. The program is designed to retain the NEOs and other executives and to focus their attention on the long-term performance of the business, while recognizing that the cyclical nature of the paper industry can impact short-term incentive compensation. In addition, the RSUs directly align the NEOs’ financial interests with those of the Company’s shareholders. The Company targets the value of its long-term incentive awards at the 50th percentile of the market for the NEOs, with the ability to set actual award levels based on an assessment of each NEO’s tenure, experience, skill set, and individual and Company performance, as well as competitive and internal equitable considerations. Based on the pre-acquisition size of the Company, the value of the NEOs’ long-term incentive compensation was approximately equivalent to the 50th percentile of the market.

RSUs. RSUs, which are granted under the Company’s 2005 Long-Term Incentive Plan, are intended to create strong incentives for the NEOs and other executives to maximize shareholder value and, at the same time, provide an incentive to remain through the full vesting date of the awards. RSUs generally vest ratably, with one-third of the units vesting on each December 31st of the second, third, and fourth full year after they are awarded, with all shares being delivered at the time of final vesting. In order to provide additional cash payments to NEOs and other executives during the vesting period, those who have been awarded RSUs receive cash payments equal to the dividends paid on an equivalent number of shares of Company common stock. Due to the challenging conditions in the paper industry in general, the Company’s focus was on increasing the retention power of its long-term incentive program; therefore, the value of RSUs for each NEO represented approximately two-thirds of the NEO’s total long-term incentive compensation. During 2006, a total of 52,700 RSUs were awarded to the NEOs.

LTIP. The LTIP was established in 2004 and was intended to provide an aggregated multi-year cash incentive to the NEOs and other executives to achieve long-term financial goals of the Company and also to reduce the annual share usage and dilution under the Company’s 2005 Long-Term Incentive Plan. Under the LTIP, performance cash awards would be paid to participants if the Company achieves a preset financial target, which was set by the Board on the Committee’s recommendation, by the end of 2009. The financial target was an estimate of three-year cumulative Operating Net Income (which consists of net income excluding after tax pension income, gains from the sale of timberlands as well as certain unusual, non-recurring items, such as shutdown charges relating to the Neenah facility and certain acquisition-related items). Upon achieving the financial target, participants would receive an individual cash award, ranging from $130,000 to $630,000 for the NEOs, the amount of which varied by position. If the financial target was not met by the end of 2009, the program would have been cancelled. The value of the LTIP for each NEO was intended to represent approximately one-third of the NEO’s total long-term incentive. The target was met as of the third quarter of 2006, and payments occurred in the fourth quarter ranging from $130,000 to $630,000 for the NEOs.

For 2007, the long-term incentive program with respect to the NEOs and other executives includes RSUs, an LTIP, and stock-only stock appreciation rights (“SOSARs”). Under this new program, RSUs are designed to represent approximately 20% of each NEO’s total long-term incentive, the LTIP represents approximately 40%, and SOSARs represent approximately 40%. The reduced weighting for RSUs relative to 2006 is intended to reflect reduced retention concerns given current market and industry expectations. The RSUs were granted on March 7, 2007 and vest ratably, with one-third of the units vesting on the third, fourth, and fifth anniversaries of the date of grant, with all shares being delivered at the time of final vesting. The introduction of SOSARs will provide a direct linkage to shareholders through awards the value of which is entirely dependent on appreciation in the Company’s stock price from the date the awards are granted. The SOSARs were granted on March 7, 2007, have an exercise price equal to the Company’s closing common stock price on the date of grant, have a ten-year expiration term, and vest ratably, with one-third of the SOSARs vesting on the first, second, and third anniversaries of the date of grant. This vesting schedule ensures that recipients remain employed with the Company for an appropriate length of time prior to being able to exercise the SOSARs. Upon exercise of a vested SOSAR, the recipient will receive shares of Company common stock with a value equal to the appreciation of the Company’s common stock from the date of grant. The re-pricing of SOSARs is not permitted under the Company’s 2005 Long-Term Incentive Plan. The design of the new LTIP is expected to be similar to the previous LTIP. Under this new LTIP, performance cash awards will be paid to participants if the Company achieves a preset financial target by the end of a specified time period. The financial target will be established by the Board later in 2007 based on the Company’s long-term strategic objectives. Upon achieving the financial target, participants will receive an individual cash award, the amount of which will vary by position. If the financial target is not met by the end of the time period, the program will be cancelled and no payments will be made. Based on the new, increased size of the Company, the value of the NEO’s long-term incentive compensation for 2007 is expected to be approximately equivalent to the 50th percentile of the market.

Share Ownership Guidelines

The Company has established share ownership guidelines for its NEOs and certain other executives in order to further enhance alignment with shareholders. The share ownership guidelines require the CEO to own shares of Company stock with a market value between three and four times the CEO’s base salary. The other NEOs are required to own shares with a market value between one and three times their base salaries, depending on their position. The guidelines give executives up to five years to reach their respective level of share ownership. Shares owned directly by the executive, unvested RSUs, shares held in a Section 401(k) or deferred compensation account, and 50% of any appreciation on unexercised vested options are counted toward the guidelines.

Other Benefits

The Company has entered into Change in Control Employment Agreements with each of the NEOs, as well as certain other executives of the Company, the terms of which are discussed on pages 22 through 28 of this proxy statement. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of these executives despite the possibility, threat, or occurrence of a change in control of the Company. These agreements are intended to diminish the inevitable distraction of the executive due to the uncertainties and risks created by a threatened or pending change in control and to provide the executive with compensation arrangements upon a change in control that provide the executive with financial security and which are competitive with those of other comparably situated companies.

In order to allow recipients to participate in a change in control along with shareholders, upon a change in control of the Company (as defined in the agreements), all outstanding RSUs that have been held for at least 6 months will become immediately and unconditionally vested, and the restrictions with respect to such RSUs shall lapse. All outstanding stock options and SOSARs will become immediately exercisable upon a change in control of the Company (as defined in the agreements).

The Company has a Supplemental Executive Retirement Plan (“SERP”) consisting of two benefits for the NEOs and certain other executives who have been selected by the Compensation Committee for participation. The first benefit, known as the “Restoration Pension,” provides an additional pension benefit based on the participant’s pension benefit earned under the terms of the Pension Plan, which is intended to restore that portion of the Pension Plan’s benefit that cannot be paid from that Plan due to legal limitations on the compensation and total benefits payable thereunder. Participants may receive the Restoration Pension in a single sum or in any form permitted under the Pension Plan, as elected by the participant at the time he or she first becomes a participant. The second benefit, known as the “FAC Pension,” pays a monthly pension benefit equal to a designated percentage of the participant’s final average compensation (as defined below), offset by the actuarially equivalent value of the participant’s benefits under the Pension Plan and certain Company-sponsored nonqualified defined benefit pension arrangements, including (if applicable) the Restoration Pension. The designated percentage is 2% multiplied by the participant’s years of credited service under the Pension Plan, but not in excess of 55%. The FAC Pension is payable following the participant’s retirement at or after age 62 in the form of a joint and 75% survivor annuity with the participant’s spouse or, if so requested by the participant and approved by the Company’s Compensation Committee, as a single sum. The FAC Pension can also be paid on an early retirement basis as early as age 55, but reduced by 2.5% for each year by which the early benefit commencement precedes the participant’s attainment of age 62. A survivor benefit is also payable under the FAC Pension to the participant’s surviving spouse if the participant dies before his or her benefit commencement date. Final average compensation means the annualized average of the participant’s eligible compensation for the sixty (60) calendar months immediately preceding his or her retirement, which generally includes salary as listed on the Summary Compensation Table plus paid bonus.

The Company has a Supplemental Management Pension Plan (“SMPP”) consisting of two benefits. The first benefit is known as the MIP Adjustment Supplement. In prior years, the terms of the Company’s Management Incentive Plan, which was adopted as of January 1, 1994, and amended as of January 1, 2000 (the “Former MIP”) permitted a participant to defer a portion of his or her MIP bonus. Such deferred MIP bonus is not included in determining the participant’s final average compensation under the Pension Plan. However, for eligible executives a pension supplement (the “MIP Adjustment Supplement”) is paid from the Company’s Supplemental Management Pension Plan. The MIP Adjustment Supplement is, generally speaking, equal to the difference between the participant’s Pension Plan benefit and his or her Pension Plan benefit if it had been determined by taking into account a deferred MIP bonus. Executives who participate in the Company’s SERP, described above, are not eligible for the MIP Adjustment Supplement. The second benefit, known as the Early Retirement Supplement, is available to certain management and executive employees, who are not eligible for the FAC Pension under the SERP, who retire from employment with the Company on or after age 55 but prior to age 65, normal retirement age under the Company’s tax-qualified Pension Plan. The Pension Plan permits a participant who retires early to receive a reduced monthly early retirement pension that begins immediately following retirement, or to postpone commencement of the pension until a later date, but not later than normal retirement age. If the participant agrees to postpone commencement of his or her Pension Plan pension until at least 36 months following early retirement (or, if earlier, until his or her normal retirement date following attainment of age 65) (the “Deferred Pension Plan Commencement Date”), then the Early Retirement Supplement will pay a supplemental benefit during the postponement period. The Early Retirement Supplement is equal to the monthly amount of the Pension Plan pension (or the sum of the Pension Plan pension and the Restoration Pension under the SERP, if applicable) payable on the Deferred Pension Plan Commencement Date in the form of a single life annuity. The benefit begins on the first day of the month on or next following early retirement and continues for 36 months (or until normal retirement date) when the deferred Pension Plan pension begins to be paid. There is a limited benefit payable for the surviving spouse if the participant dies before the end of the 36-month payment period.

The Company’s NEOs and certain other executives are eligible for limited executive perquisites. These perquisites include annual physicals and dining and country club dues and are offered in order to be minimally competitive with the market and to continue to attract and retain highly qualified executive talent.

Deductibility of Executive Compensation

Certain awards made under the Company’s 2005 Long-Term Incentive Plan and the 2005 Management Incentive Plan will qualify as performance-based compensation that will be exempt from the federal income tax $1 million deduction limitation imposed under Section 162(m) of the Internal Revenue Code. However, in order to design compensation programs that address the Company’s needs, the Company has not established a policy that mandates that all compensation must be exempt from the Section 162(m) deduction limitation. The Company expects that any amounts to be paid under the 2007 MIP as well as the new LTIP program will be exempt from the Section 162(m) deduction limitation as performance-based compensation. For 2006, certain amounts of compensation paid by the Company to the NEOs were not deductible by reason of Section 162(m) because certain amounts received as base salary and other cash payments, from the vesting of RSUs, and from the payment of the LTIP did not qualify as performance-based compensation and exceeded $1 million.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth on pages 12 through 16 of this proxy statement (the “Compensation Discussion and Analysis”) with the management of the Company.

Based on the review and discussions described above, the Compensation Committee has recommended to the Company’s Board of Directors that the Company’s Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2007 Annual Meeting of Shareholders.

The information disclosed in the Company’s Report of the Compensation Committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Kathleen A. Dahlberg (Chair)
Nicholas DeBenedictis
Ronald J. Naples
Richard L. Smoot

SUMMARY COMPENSATION TABLE

The following table sets forth certain information concerning compensation of the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the Company’s three most highly compensated executive officers in 2006 other than the Chief Executive Officer and the Chief Financial Officer.

						Change in
						Pension Value
						and Non
					Non-Equity	Qualified
					Incentive Plan	Deferred	All Other
Name and Principal		Salary	Bonus	Stock Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($) (1)	($) (2)	($) (3)	Earnings ($)(4)	($) (5)	($)

George H. Glatfelter II	2006	541,183	137,619	315,986	630,000	3,592	31,124	1,659,504
Chairman & Chief Executive Officer

John P. Jacunski	2006	241,801	39,641	66,586	130,000	12,000	8,249	498,277
Senior Vice President & Chief Financial Officer

Dante C. Parrini	2006	349,320	69,441	134,848	330,000	32,000	22,740	938,349
Executive Vice President & Chief Operating Officer

John C. van Roden (6)	2006	310,928	56,058	27,559	210,000	96,000	27,340	727,885
Executive Vice President

William T. Yanavitch II	2006	213,850	30,845	60,966	130,000	16,000	9,252	460,913
Vice President Human Resources & Administration

(1)	The amounts reflect discretionary bonus awards granted for 2006 performance. See discussion in the Compensation Discussion & Analysis on page 14 of this proxy statement.

(2)	The amounts reflect the dollar value recognized, in accordance with FAS 123R, for financial statement reporting purposes during 2006 for all existing awards of restricted stock units. Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(3)	The amounts reflect cash payouts triggered by the vesting of performance-based awards granted as part of the long term incentive plan (the “2004 LTIP”) established in April 2004 under the Company’s 1992 Key Employee Long Term Incentive Plan. The 2004 LTIP is discussed in further detail in the Compensation Discussion & Analysis on pages 14 through 15 of this proxy statement.

(4)	The amounts for Messrs. Jacunski, Parrini, van Roden and Yanavitch reflect the actuarial increase in the present value of each named executive officer’s benefits under all pension plans established by the Company determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the named executive officers may not be currently entitled to receive because such amounts are not vested. The Glatfelter Supplemental Executive Retirement Plan limits credited service to 27 1/2 years. Since Mr. Glatfelter has already reached this limit and his final average compensation under the Plan (based on his most recent 60 months of earnings) as of December 31, 2006 was lower than his final average compensation as of December 31, 2005, he did not earn any additional pension.

The amount for Mr. Glatfelter represents above-market interest earned on deferred compensation. See Nonqualified Deferred Compensation on page 22 of this proxy statement. Mr. Glatfelter’s deferred compensation is credited quarterly with interest based on the prime rate at Morgan Guaranty Trust Company of New York. Above market interest was calculated by subtracting the interest Mr. Glatfelter’s deferred compensation would have earned in 2006 if the rate of interest was equal to 120% of the applicable 2006 long-term federal rate with compounding from the actual interest earnings credited to such deferred compensation in 2006.

(5)	Other compensation for the periods presented include the following:

	401(k)		RSU
	Match	Perquisites	Dividends	Other	Total

Glatfelter	$1,813	$0	$29,286	$25	$31,124
Jacunski	2,633	0	5,616	0	8,249
Parrini	3,300	7,884	11,556	0	22,740
van Roden	2,200	3,900	6,840	14,400	27,340
Yanavitch	2,940	300	6,012	0	9,252

The “other” amount for Mr. Glatfelter is an annual $25 payment for membership in Glatfelter’s Quarter Century Club. This Club consists of Glatfelter employees and retirees that have been continuously employed by the Company for 25 or more years. The “other” amount for Mr. van Roden was a monthly stipend he received in lieu of medical coverage under Glatfelter’s Salaried Medical Plan. The amounts included in the “Perquisites” column represent country and dining club dues paid by the Company on the officer’s behalf.

(6)	Mr. van Roden, who served as Chief Financial Officer during 2006 until July 1st, retired as Executive Vice President on December 31, 2006.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards in 2006:

					All Other Stock
		Estimated Possible Payouts Under			Awards: Number	Grant Date Fair Value
		Non-Equity Incentive Plan Awards (1)			of Shares of Stock	of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#) (2)	Awards ($)

G. H. Glatfelter II	—	152,910	382,276	764,552
	6/7/2006				26,100	417,861

J. P. Jacunski	—	47,701	119,254	238,508
	6/7/2006				7,600	121,676

D. C. Parrini	—	77,157	192,892	385,784
	6/7/2006				13,600	217,736

J. C. van Roden	—	62,287	155,178	311,436

W. T. Yanavitch II	—	34,272	85,680	171,360
	6/7/2006				5,400	86,454

(1)	The amounts shown represent awards under the Company’s 2005 Management Incentive Plan if threshold, target or maximum Operating Net Income performance goals are met. Threshold payments equal 40% of the target amount and maximum payments equal 200% of the target amount shown. In 2006, the threshold Operating Net Income performance level was not achieved and no bonuses were paid under the Management Incentive Plan. The Management Incentive Plan awards for 2006 are described in detail in the Compensation Discussion & Analysis on pages 13 through 14 of this proxy statement.

(2)	The amounts shown reflect grants of restricted stock units to the named executive officers under the Company’s 2005 Long Term Incentive Plan. The restricted stock units vest ratably, with one third vesting on December 31, 2008, 2009 and 2010. Restricted stock units earn dividend equivalents, with payment made on the payment date for dividends declared on the Company’s common stock. The restricted stock unit awards in 2006 are described in detail in the Compensation Discussion & Analysis on page 14 of this proxy statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding equity awards as of December 31, 2006:

	Option Awards				Stock Awards
	Number of Securities				Stock		Market Value of
	Underlying Unexercised		Option	Option	Award	Number of Shares or	Shares or Units of
	Options (#)		Exercise	Expiration	Grant	Units of Stock That	Stock That Have
Name	Exercisable	Unexercisable	Price ($)	Date	Date	Have Not Vested (#)(1)	Not Vested ($)

G. H. Glatfelter II	13,330	0	18.38	12/16/07	4/5/04	26,667	413,339
	59,400	0	13.28	12/17/09	3/9/05	28,300	438,650
	79,000	0	15.47	12/17/11	6/7/06	26,100	404,550
	63,600	0	13.70	12/16/12

J. P. Jacunski	0	0	N/A	N/A	4/5/04	3,934	60,977
					3/9/05	5,900	91,450
					6/7/06	7,600	117,800

D. C. Parrini	2,171	0	12.34	12/17/08	4/5/04	7,000	108,500
	15,900	0	12.95	12/18/10	3/9/05	14,800	229,400
					6/7/06	13,600	210,800

J. C. van Roden	0	0	N/A	N/A	N/A	0	0

W. T. Yanavitch II	0	0	N/A	N/A	3/9/05	14,000	217,000
					6/7/06	5,400	83,700

(1)	Represents RSUs which vest ratably, with one third of the units vesting on each December 31st of the second, third and fourth full year after they are awarded, with all shares delivered at the time of final vesting.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning options exercised and stock vested during fiscal 2006:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares		Value Realized on
	Acquired on Exercise	on Exercise	Acquired on Vesting		Vesting
Name	(#)	($)	(#)		($)

G. H. Glatfelter II	159,966	813,730	13,320	(1)	206,060

J. P. Jacunski	0	0	1,964	(1)	30,383

D. C. Parrini	39,400	135,280	3,496	(1)	54,083

J. C. van Roden	11,000	77,000	1,900		67,887
			3,163	(1)	48,932

W. T. Yanavitch II	0	0	0		0

(1)	Represents shares that vested on December 31, 2006 but as to which, pursuant to terms of the award, delivery is deferred until the final tranch of the award vests on December 31, 2008.

PENSION BENEFITS

The following table sets forth information concerning pension benefits of the NEOs:

		Number of Years	Present Value of Accumulated	Payments During
		Credited Services	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

G. H. Glatfelter II	Pension Plan	30	816,000	0
	SERP	30	2,021,000	0
J. P. Jacunski	Pension Plan	3	28,000	0
	SERP	3	5,000	0
D. C. Parrini	Pension Plan	9	118,000	0
	SERP	9	144,000	0
J. C. van Roden	Pension Plan	3	107,000	0
	SERP	3	147,000	0
W. T. Yanavitch II	Pension Plan	6	64,000	0
	SERP	6	17,000	0

As of December 31, 2006 Messrs. Jacunski, van Roden and Yanavitch were not eligible for the FAC Pension and therefore were entitled to receive a pension determined under the Pension Plan, together with, as applicable, the Restoration Pension and the Early Retirement Supplement, which are described below. Pension plan interests vest upon the first to occur of five years of services or the employee reaching 55 years of age. As of December 31, 2006, Mr. van Roden was vested in the Pension Plan because he had already reached age 55. However, as of December 31, 2006, Mr. Jacunski was 41 years of age and had not yet fulfilled the five year vesting requirement under the Company’s pension plans.

What employee retirement plans has the Company established for Directors and Executive Officers?

		SERP		SMPP
				MIP	Early
	Pension		FAC	Adjust-	Retire-
	Plan	Restoration	Pension	ment	ment

G. H. Glatfelter II	√	√	√
J. P. Jacunski	√			√	√
D. C. Parrini	√	√	√
J. C. van Roden	√	√		√	√
W. T. Yanavitch II	√			√	√

Qualified Pension Plan. Executive officers and employee Directors who also are eligible salaried employees of the Company participate in the P. H. Glatfelter Company Retirement Plan for Salaried Employees (the “Pension Plan”). This is a tax-qualified defined benefitpension plan that pays a normal retirement pension beginning at age 65 based on a percentage of the participant’s final average compensation multiplied by his or her years of benefit service. For participants as of January 1, 2007, this percentage is 1.4% times final average compensation times years of benefit service to a maximum of 25. For years of benefit service in excess of 25 years, the percentage multiplier is 0.5%. Final average compensation means the average of the participant’s eligible compensation for the five consecutive calendar years during the ten years preceding the year of retirement that yields the highest average. Annual compensation for purposes of the Pension Plan generally includes salary as listed on the Summary Compensation Table plus paid bonus. It does not include annual compensation in excess of IRS limits ($225,000 for 2007) or a Management Incentive Plan bonus that the participant elects to defer.

The Pension Plan provides for early retirement benefits for participants who retire at or after age 55 and prior to age 65. The amount of the monthly early retirement pension is reduced on account of its early commencement, at the rate of 2.5% per year. Early retirees at or after age 62 with 30 or more years of benefit service can receive an unreduced early retirement pension.

The foregoing benefit formula based on final average compensation does not apply to new hires on and after January 1, 2007. Such new hires will participate in the Pension Plan under a new “cash balance” formula. None of the listed executives participate under the new benefit formula.

Supplemental Executive Retirement Plan. The Company has a Supplemental Executive Retirement Plan (“SERP”) consisting of two benefits, either or both of which are available to those management and executive employees who have been selected by the Company’s Compensation Committee for participation therein. The first benefit, known as the “Restoration Pension,” provides an additional pension benefit based on the participant’s pension benefit earned under the terms of the Pension Plan, which is intended to restore that portion of the Pension Plan’s benefit that cannot be paid from that Plan due to legal limitations on the compensation and total benefits payable thereunder. Participants may receive the Restoration Pension in a single sum or in any form permitted under the Pension Plan, as elected by the participant at the time he or she first becomes a participant.

The second benefit, known as the “FAC Pension,” pays a monthly pension benefit equal to a designated percentage of the participant’s final average compensation (as defined below), offset by the actuarially equivalent value of the participant’s benefits under the Pension Plan and certain Company-sponsored nonqualified defined benefit pension arrangements, including (if applicable) the Restoration Pension. The designated percentage is 2% multiplied by the participant’s years of credited service under the Pension Plan, but not in excess of 55%. The FAC Pension is payable following the participant’s retirement at or after age 62 in the form of a joint and 75% survivor annuity with the participant’s spouse or, if so requested by the participant and approved by the Company’s Compensation Committee, as a single sum. The FAC Pension can also be paid on an early retirement basis as early as age 55, but reduced by 2.5% for each year by which the early benefit commencement precedes the participant’s attainment of age 62. A survivor benefit is also payable under the FAC Pension to the participant’s surviving spouse if the participant dies before his or her benefit commencement date. Final average compensation means the annualized average of the participant’s eligible compensation for the sixty (60) calendar months immediately preceding his or her retirement, which generally includes salary as listed on the Summary Compensation Table plus paid bonus.

The SERP is a nonqualified deferred compensation plan that must conform to the requirements of section 409A of the Internal Revenue Code. It is anticipated that changes may be made to the SERP to address section 409A following the issuance of final IRS guidance. Distribution of a SERP benefit payable on account of retirement or termination of employment by an employee who is a “key employee” under IRS rules must, under section 409A, be delayed until six months following retirement or termination.

The Compensation Committee may, with respect to both the FAC Pension or the Restoration Pension, cause the forfeiture of these benefits if the recipient should, without the prior consent of the Compensation Committee or its delegate, become an employee, officer or director of a competitor of the Company, or use or disclose Company confidential information (as defined in the SERP).

The SERP also contains special provisions in the event of a change in control (as defined in the SERP), including the fixing of the designated percentage under the FAC Pension at 55% (which is the maximum percentage), the elimination of the Compensation Committee’s authority to forfeit to participant’s benefit as described above, and the contribution of amounts to fund accrued SERP benefits.

Supplemental Management Pension Plan. The Company has a Supplemental Management Pension Plan (“SMPP”) consisting of two benefits. The first benefit is known as the MIP Adjustment Supplement. In prior years, the terms of the Company’s Management Incentive Plan, which was adopted as of January 1, 1994, and amended as of January 1, 2000 (the “Former MIP”) permitted a participant to defer a portion of his or her MIP bonus. Such deferred MIP bonus is not included in determining the participant’s final average compensation under the Pension Plan. However, for eligible executives a pension supplement (the “MIP Adjustment Supplement”) is paid from the Company’s Supplemental Management Pension Plan. The MIP Adjustment Supplement is, generally speaking, equal to the difference between the participant’s Pension Plan benefit and his or her Pension Plan benefit if it had been determined by taking into account a deferred MIP bonus. Executives who participate in the Company’s SERP, described above, are not eligible for the MIP Adjustment Supplement

The MIP Adjustment Supplement is a nonqualified deferred compensation arrangement that must conform to the requirements of section 409A of the Internal Revenue Code. It is anticipated that changes will be made in how the MIP Adjustment Supplement is paid to address section 409A following the issuance of final IRS guidance. Payments on account of retirement or termination of employment to a participant who is a “key employee” under IRS rules must, under section 409A, be delayed until six months following retirement or termination.

The second benefit, known as the Early Retirement Supplement, is available to certain management and executive employees, who are not eligible for the FAC Pension under the SERP, who retire from employment with the Company on or after age 55 but prior to age 65, normal retirement age under the Company’s tax-qualified Pension Plan. The Pension Plan permits a participant who retires early to receive a reduced monthly early retirement pension that begins immediately following retirement, or to postpone commencement of the pension until a later date, but not later than normal retirement age. If the participant agrees to postpone commencement of his or her Pension Plan pension until at least 36 months following early retirement (or, if earlier, until his or her normal retirement date following attainment of age 65) (the “Deferred Pension Plan Commencement Date”), then the Early Retirement Supplement will pay a supplemental benefit during the postponement period. The Early Retirement Supplement is equal to the monthly amount of the Pension Plan pension (or the sum of the Pension Plan pension and the Restoration Pension under the SERP, if applicable) payable on the Deferred Pension Plan Commencement Date in the form of a single life annuity. The benefit begins on the first day of the month on or next following early retirement and continues for 36 months (or until normal retirement date) when the deferred Pension Plan pension begins to be paid. There is a limited benefit payable for the surviving spouse if the participant dies before the end of the 36-month payment period.

The Early Retirement Supplement is a non-qualified deferred compensation arrangement that must conform to the requirements of section 409A of the Internal Revenue Code. It is anticipated that changes will be made to the

Early Retirement Supplement to address section 409A following the issuance of final IRS regulations. Payments on account of early retirement to a participant who is a “key employee” under IRS rules must, under section 409A, be delayed until six months following retirement or termination.

The Compensation Committee may, with respect to both the MIP Adjustment Supplement and the Early Retirement Supplement, cause the forfeiture of these benefits if the recipient should, without the prior consent of the Compensation Committee or its delegate, become an employee, officer or director of a competitor of the Company, or use or disclose Company confidential information (as defined in the SMPP).

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information concerning nonqualified deferred compensation of the NEOs:

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($) (1)	($)	($)

G.H. Glatfelter II	—	—	13,950	—	125,136

(1)	Of the $13,950 in interest earned in 2006, $3,592 was reported as above-market earnings on deferred compensation in the Summary Compensation Table on page 17 of this proxy statement.

The Nonqualified Deferred Compensation table above provides information about deferral elections under the P.H. Glatfelter Company Management Incentive Plans, effective January 1, 1982, as amended (the “1982 MIP”). Pursuant to the deferred compensation component of the 1982 MIP, certain executive officers were entitled to defer receipt of any portion of the incentive awards made under the 1982 MIP and irrevocably elect a time for future payment in accordance with deferral terms and options established by the Compensation Committee. Mr. Glatfelter, who deferred payment of an award he received under the MIP for the 1985 plan year until 2016, is the only NEO who has a deferred award under the 1982 MIP. Under the 1982 MIP, the amount of deferred awards is adjusted by crediting the cumulative deferred awards with interest at the end of each calendar quarter. Pursuant to the 1982 MIP, for each calendar quarter, Mr. Glatfelter’s deferred award is credited with interest earned for the quarter at an interest rate equal to the prime rate on the last business day of the quarter at the Morgan Guaranty Trust Company of New York If Mr. Glatfelter’s deferred award is paid during a quarter, interest on the accumulated award will be accrued at the rate prevailing at the end of the previous quarter. Mr. Glatfelter’s deferred award will be paid within 30 days of the date stipulated on his election form. The payment of Mr. Glatfelter’s deferred award may be accelerated if necessary, upon the approval of the Board’s Compensation Committee. However, if Mr. Glatfelter separates from the Company, the deferred award will be paid as stipulated on his election form. If Mr. Glatfelter dies before all awards are paid out, the unpaid amounts will be paid in a lump sum to his designated beneficiary.

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL EMPLOYMENT AGREEMENTS

Has the Company entered into any employment agreements with any of the named executive officers or with any material consequence?

Other than the Change in Control Employment Agreements described below, the Company currently does not have employment agreements with any of the NEOs.

What Change in Control Employment Agreements has the Company executed?

The Company has entered into Change in Control Employment Agreements with each of Messrs. Glatfelter, Jacunski, Parrini and Yanavitch along with three other executives. Prior to his leaving the employ of the Company on December 31, 2006, Mr. van Roden was a party to a Change in Control Employment Agreement with the Company. Under the agreements, each employee will become entitled to additional payments and benefits if his employment is terminated under certain conditions within two years following a change in control (as defined in the agreements) of the Company. The Change in Control Employment Agreements are described in detail beginning on page 25 of this proxy statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described on page 22 of this proxy statement, the NEOs do not have employment agreements with the Company. The information below describes and quantifies compensation that would become payable under existing arrangements in the event of termination of such NEO’s employment under several different circumstances. The amounts shown assume that such termination was effective as of December 31, 2006, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the NEOs upon their termination. The actual amounts to be paid can only be determined at the time of such NEO’s separation from the Company. The description below does not include Mr. van Roden because he retired from the Company on December 31, 2006.

John van Roden.  In connection with Mr. van Roden’s retirement from the company on December 31, 2006, he will begin to receive pension benefits from the Early Retirement Supplement component of the SMPP in an amount equal to $1,664.71 per month (adjusted for the required six-month commencement delay under section 409A of the Internal Revenue Code). Once this benefit has expired at the end of 2009, Mr. van Roden will continue to receive an actuarially equivalent benefit amount from the qualified pension plan and the Restoration component of the SERP in the payment forms he elects. Mr. van Roden also received certain benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Termination Not in Connection with a Change in Control

Severance. Outside items described below, payments and benefits provided on a non-discriminatory basis to salaried employees generally and the change in control context, discussed below, the Compensation Committee or the independent Directors of the Board may authorize additional severance benefits, although they are not obligated to do so. In the past, the Company has agreed to provide additional severance benefits to departing executive officers in order to enter into definitive termination agreements on terms desirable to the Company.

Pension Benefits. A general description of each pension plan in which the NEOs participate, the years of service credited and the present value of each NEO’s accumulated pension benefit are included on page 20 of this proxy statement. In addition to the Pension Plan, Messrs. Glatfelter and Parrini participate in the SERP and Messrs. Jacunski and Yanavitch participate in the SMPP. Neither the SERP or the SMPP are available on a non-discriminatory basis to salaried employees generally.

SMPP. In the event of termination under any circumstance on December 31, 2006, neither Mr. Jacunski nor Mr. Yanavitch would be entitled to an Early Retirement Supplement under the SMPP because they would both have been under the age of 55 at the time of termination. Neither Mr. Jacunski nor Mr. Yanavitch has accrued any benefit under the MIP Adjustment Supplement.

SERP. The table below sets forth the various monthly payments that Messrs. Glatfelter and Parrini (or, in certain circumstances, their spouses) would be entitled to receive for their lifetimes upon termination, as of December 31, 2006, under several different circumstances.

TERMINATION PAYMENTS UNDER SERP

	Termination Other
	than Upon Death or		Termination as a
Name	Disability		Result of Death (1)	Disability (2)

G. H. Glatfelter II	$15,600	(3)	$11,700	$18,900

D. C. Parrini	0	(4)	$3,100	$15,500

(1)	Represents survivor benefit payable to the NEO’s spouse for her lifetime.

(2)	Represents FAC pension benefit payable beginning upon reaching the age of 62. The Compensation Committee has the authority to commence the FAC Pension when the SERP participant reaches 55, if the participant requests, but the monthly FAC Pension amount would be reduced at the rate of 2.5% per year for each year between the participant’s age 62 normal retirement date and his early benefit commencement date. This represents payment in the form of a joint and 75% surviving spouse annuity. In the event of death following benefit commencement, the surviving spouse receives monthly payments for her lifetime in an amount equal to 75% of the monthly benefit payable to the NEO.

(3)	This represents payment in the form of a joint and 75% surviving spouse annuity. In the event of death following the commencement of benefits, the surviving spouse receives monthly payments for her lifetime in an amount equal to 75% of the monthly benefit payable to the NEO.

(4)	Mr. Parrini was under 55 years of age on December 31, 2006, so voluntary termination would result in his forfeiture of any benefits under the SERP.

If a SERP participant becomes an employee, officer or competitor of the Company or uses or discloses confidential information of the Company (except as required by the SERP participant’s duties as an employee of the Company), then all benefits under the SERP are forfeited.

Deferred Compensation. As permitted by the Former MIP, Mr. Glatfelter has deferred his receipt of the payment of an award he previously earned under the MIP until 2016. The last column of the Nonqualified Deferred Compensation table on page 22 of this proxy statement reports Mr. Glatfelter’s aggregate balance at December 31, 2006. Mr. Glatfelter, or his beneficiary in the event of his death, is entitled to receive the amount in his account in the event of his termination. None of the other NEOs have deferred compensation.

2005 Management Incentive Plan. The awards made to NEOs in 2006 under the 2005 Management Incentive Plan were subject to a performance period that ended on December 31, 2006. If the NEOs’ employment had terminated on December 31, 2006 and the performance goals to which the 2006 awards were subject had been achieved, then the NEOs would have been entitled to the payment of their full awards under the 2005 Management Incentive Plan. However, the Compensation Committee determined that the performance goals for the 2006 awards were not achieved, so no awards were payable. In the event that an NEO’s employment terminates during a performance period set for an award granted under the 2005 Management Incentive Plan, his award will be forfeited except such award will be prorated to reflect the period of service in the event the termination is a result of his retirement, disability or death.

Stock Options. With regard to the outstanding stock options held by Messrs. Glatfelter and Parrini, if Mr. Glatfelter or Parrini retires prior to the expiration of the stock options, those options exercisable on the date of his retirement will remain exercisable until the first to occur of the third anniversary of his retirement or the expiration of the stock options. In the event that Mr. Glatfelter or Parrini dies after retirement, options exercisable on the date of his death will remain exercisable by his legal representative until the first to occur of first anniversary of the date of his death or the expiration of such options. Based on a $15.50 closing price of the Company’s common stock on December 29, 2006 (the last trading day of 2006), Mr. Glatfelter and Mr. Parrini would have realized a value of $248,718 and $47,405 had they each retired on December 31, 2006 and immediately exercised all of their in-the-money options.

Change in Control

Set forth in the table below are the amounts of compensation payable to each NEO upon termination by the Company for cause, termination by the NEO without good reason, termination by the NEO for good reason, termination by the Company other than for cause, death or disability, and termination in the event of disability or death of the NEO. The amounts set forth in the table below assume a change in control as of December 31, 2006, and termination of each executive upon the change in control.

			Cash Payment
		Cash Payment of	of Unvested	Present Value
	Cash Severance	Present Value of	Section 401(k)	of Welfare
	Payment/Accrued	Incremental	Company	Benefits	Excise Tax
Executive/Type of Termination	Obligations (1)	Pension Benefit (2)	Match (3)	Continuation (4)	Gross-Up	Total (5)

George H. Glatfelter II
Death	$62,597	$—	$—	$—	$—	$62,597
Disability	62,597	—	—	—	—	62,597
Termination by Company for Cause/by Executive Without Good Reason	62,597	—	—	—	—	62,597
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	1,800,921	—	—	41,296	—	1,842,217

John P. Jacunski
Death	20,385	—	—	—	—	20,385
Disability	20,385	—	—	—	—	20,385
Termination by Company for Cause/by Executive Without Good Reason	20,385	—	—	—	—	20,385
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	730,401	—	5,874	27,314	—	763,590

Dante C. Parrini
Death	33,722	—	—	—	—	33,722
Disability	33,722	—	—	—	—	33,722
Termination by Company for Cause/by Executive Without Good Reason	33,722	—	—	—	—	33,722
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	855,146	539,000	—	35,662	573,735	2,003,542

John C. van Roden (6)
Death	N/A	N/A	N/A	N/A	N/A	N/A
Disability	N/A	N/A	N/A	N/A	N/A	N/A
Termination by Company for Cause/by Executive Without Good Reason	N/A	N/A	N/A	N/A	N/A	N/A
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	N/A	N/A	N/A	N/A	N/A	N/A

William T. Yanavitch II
Death	16,477	—	—	—	—	16,477
Disability	16,477	—	—	—	—	16,477
Termination by Company for Cause/by Executive Without Good Reason	16,477	—	—	—	—	16,477
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	444,877	—	—	26,522	—	471,399

(1)	Includes accrued obligations (i.e., accrued vacation pay) in the case of death, disability, and terminations by Company for cause/by NEO without good reason and accrued obligations and cash severance payment in the case of termination by NEO for good reason/by Company other than for cause, death, or disability.

(2)	Represents actuarial present value of unvested retirement plans based on the maximum benefit formula level; present values calculated consistent with calculations in the Pension Benefits table above.

(3)	Represents value of unvested portion of Section 401(k) Company match.

(4)	Based on current type of coverage and premium levels.

(5)	Does not include payment of present value of vested accrued benefits as listed in the Pension Benefits table, deferred compensation balances as listed in the Nonqualified Deferred Compensation table, and amounts with respect to the potential exercise of stock options and the vesting of RSUs as listed in the Outstanding Equity Awards at Fiscal Year-End table.

(6)	Mr. van Roden retired from the Company as of December 31, 2006.

Change in Control Employment Agreements. As described above, the Company has entered into Change in Control Employment Agreements with each of Messrs. Glatfelter, Jacunski, Parrini and Yanavitch. Under the agreements, each employee’s employment with the Company will continue for two years from the date of a change in control. During such period, the employee shall continue in the position he held prior to the change in control and shall receive compensation and benefits from the Company at least equal to those paid to him prior to the change in control. In the event of a termination following a change in control, the following benefits would be provided to the NEOs:

Termination for Good Reason; Termination By the Company Other than for Cause, Disability or Death.  If, within two years following a change in control, the employee’s employment is terminated by the Company other than for cause, death or disability, or is terminated by the employee for good reason, he will receive his then current base salary through the date of termination and accrued but unpaid vacation, plus the following severance benefits:

•	Severance Payment. A lump sum payment, payable within thirty days after the date of termination, representing the following:

•	A bonus payment for the year in which the date of termination occurs, which is based on the bonus actually paid in the previous year under the Management Incentive Plan for the year prior to termination and pro-rated for the NEO’s term of service during the year; and

•	A severance payment in an amount equal to two times (three times in the case of Mr. Glatfelter) (a) the NEO’s annual base salary (at the highest rate achieved before the date of termination) plus (b) his annual bonus for the last full fiscal year before the date of termination.

•	Health and Welfare Benefits. For a period of two years (three years in the case of Mr. Glatfelter) after the Date of Termination, or such longer period as any plan, program, practice or policy may provide, the Company will continue to provide group medical, prescription, dental, disability, salary continuance, group life, accidental death and dismemberment and travel accident insurance benefits at levels substantially equal to those which would have been provided to them in accordance with the Company’s plans, programs, practices and policies with respect to such benefits if the NEO’s employment had not been terminated.

•	401(k) and Pension. In the event that the NEO has not, as of the date of termination, earned sufficient vesting service to have earned (A) a non-forfeitable interest in his matching contribution account under the Company’s 401(k) plan, and (B) a non-forfeitable interest in his accrued benefit under the terms of the Company’s Pension and, if applicable, the Restoration Pension or the FAC Pension and/or the MIP Adjustment Supplement under the P.H. Glatfelter Company Supplemental Management Pension Plan (or any successors to those plans), the Company will pay to the NEO a lump sum in cash (less applicable withholdings) in an amount equal to the sum of:

•	the NEO’s unvested matching contribution account under the 401(k) Plan, valued as of the date of termination; and

•	the actuarial present value of the NEO’s unvested normal retirement pension under the Pension Plan and, as applicable, the Restoration Pension, the FAC Pension and the MIP Adjustment Supplement, based on the NEO’s accrued benefit under those plans as of the date of termination, as determined by the Company’s actuary utilizing actuarial equivalency factors for determining single sum amounts under the terms of the Pension Plan.

If the NEO is, as of the date of termination, a participant in the P.H. Glatfelter Company Supplemental Pension Plan (the “SMPP”) with at least five years of vesting service, then the Company must contribute funds, to the extent it has not already done so, to the trust serving as a funding vehicle for that plan as follows:

•	If the NEO is a participant in the MIP Adjustment Supplement under the SMPP, the Company shall fund the trust with sufficient assets to pay the NEO’s accrued benefit under the MIP Adjustment Supplement within five days of the date of termination; or

•	If the NEO is eligible to receive the Early Retirement Supplement under the SMPP, the Company shall fund the trust with sufficient assets to pay the NEO’s accrued benefit under the Early Retirement Supplement, within five days following the later to occur of (i) the date of termination or (ii) the benefit commencement date with respect to the NEO’s Early Retirement Supplement.

Termination for Cause; Termination By Executive Officer Other than for Good Reason; Termination by Death or Disability. If, within two years following a change in control, the NEO terminates his employment other than for Good Reason or the NEO’s employment is terminated by the Company for cause or because of death or disability, the NEO or the legal representatives of the NEO in the case of the NEO’s death, will receive obligations accrued or earned and vested (if applicable) by the NEO as of the date of termination (e.g., earned salary).

Change in Control. For purposes of payments made upon termination of employment, a “Change in Control” means:

•	the acquisition of direct or indirect beneficial ownership of 50% or more of the combined voting power of the Company’s outstanding voting securities by any person, entity or group, excluding the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries, and any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P.H. Glatfelter;

•	in any twelve (12) month period, the ceasing of individuals who constitute the Board to constitute at least a majority of the Board; or

•	the consummation of (i) a reorganization, merger or consolidation in which shareholders of the Company immediately prior to such event do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities or (ii) a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company, to a Third Party.

Cause. For purposes of payments made upon termination of employment, “cause” means:

•	acts of personal dishonesty intended to result in substantial personal enrichment of the NEO at the expense of the Company;

•	repeated violation by the NEO of his obligations under the Change in Control Employment Agreement, which are demonstrably willful and deliberate and which are not remedied in a reasonable period of time after receipt of written notice from the Company;

•	violation of any of the Company’s policies, including, but not limited to, policies regarding sexual harassment, insider trading, confidentiality, non-disclosure, non-competition, non-disparagement, substance abuse and conflicts of interest and any other written policy of the Company; or

•	the conviction of a felony.

Good Reason. For purposes of payments made upon termination of employment, “Good Reason” means:

•	the assignment to the NEO of any duties inconsistent with his position, authority, duties or responsibilities, or any other action by the Company which results in diminution in such position, authority, duties or responsibilities;

•	any failure by the Company to comply with any of the provisions of the Change in Control Employment Agreement;

•	the Company’s requiring the NEO to be based at any office or location other than that described in the Change in Control Employment Agreement; or

•	any purported termination by the Company of the NEO’s employment other than as expressly permitted by the Change in Control Employment Agreement.

Tax Gross-Up Payments. During the two year period following a change in control, if any payment or benefit to an NEO, whether pursuant to the agreements or otherwise, is subject to the excise tax imposed by the Internal Revenue Code of 1986, as amended, on “excess parachute payments,” then an additional payment will be made to such NEO so that the amount he receives on a net basis will be the same amount that he would have received absent the applicability of the excise tax.

409A. The Change in Control Employment Agreement includes provisions in the nature of nonqualified deferred compensation which must conform to the requirements of section 409A of the Internal Revenue Code. Certain payments triggered by termination of employment following a change in control, for persons who “key employees” under IRS rules, cannot begin before six months after termination of employment.

SERP. In the event of a change of control, each SERP participant’s right under the SERP becomes fixed and non-forfeitable with respect to accrued benefits on that date of the change in control. In addition, the designated percentage of the participant’s final average compensation payable under the FAC Pension (before adjustment for offsets) is fixed at 55 percent.

Accrued Pay and Regular Retirement Benefits

In addition to the benefits described above, the NEOs are also entitled to certain payments and benefits upon termination of employment that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and vacation pay;

•	Vested interests under the Pension Plan, as described in Pension Benefits on pages 20 through 22 of this proxy statement;

•	Life insurance benefits; and

•	Distributions of plan balances under the Company’s 401(k) plan.

Similarly, except as described above, upon termination of employment, an NEO’s options and restricted stock unit awards are subject to the terms applicable to all recipients of such awards under the Company’s applicable plans. The Company is not obligated to provide any special accelerated vesting of NEOs’ options or restricted stock unit awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy

In March 2007, the Board adopted a policy relating to approval or ratification of “Related Person Transactions.” Under the Company’s policy, a “Related Person Transaction” is generally a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was, is or will be a participant and the amount involved exceeds $100,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is generally any person who is, or at any time since the beginning of the Company’s last fiscal year was, (i) a Director or executive officer of the Company or a nominee to become a Director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

No Director may participate in any consideration or approval of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is the Related Person. Related Person Transactions are approved only if they are determined to be in, or not inconsistent with, the best interests of the Company and its shareholders.

If a related Person Transaction that has not been previously approved or previously ratified is discovered, the Nominating and Corporate Governance Committee, or its Chair, will promptly consider all of the relevant facts. If the transaction is ongoing, the Committee will consider all options and may ratify, amend or terminate the Related Person Transaction. If the transaction has been completed, the Committee will consider if rescission of the transaction is appropriate and whether disciplinary action is warranted. In addition, the Committee will review all ongoing Related Person Transactions on an annual basis to determine whether to continue, modify or terminate the Related Person Transaction.

In reviewing the relevant facts of all proposed Related Person Transactions, the Nominating and Corporate Governance Committee, or its Chair, will take into account, among other factors it deems appropriate:

•	The benefits to the Company of the transactions;
•	The impact on a Director’s independence, in the event the “Related Person” is a Director, an immediate family member of a Director or an entity in which a Director is a partner, shareholder or executive officer;
•	The availability of other sources for comparable products or services;
•	The terms of the transaction; and
•	The terms available to unrelated third parties or to employees generally.

Prior to the approval of the policy, the Board or independent committee thereof approved all transactions with related parties.

Related Party Transactions

PNC Bank, National Association (“PNC Bank”), an indirect subsidiary of PNC Financial Services Group, Inc., has a banking relationship with the Company and provides general banking services and credit facilities. PNC Bank is one of the lending institutions and is agent for the banks under a Credit Agreement dated April 3, 2006, as amended, which includes a $200 million revolver and a $100 million term loan. PNC Bank’s committed share of this revolver and term loan is $20 million and $10 million, respectively. As of December 31, 2006, the Company’s borrowing under the revolver and term loan was approximately $64.8 million and $96 million, respectively, of which PNC Bank’s portion was approximately $6.48 million and $9.6 million, respectively. All transactions between the Company and PNC Bank have been made in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. PNC Bank serves as a trustee for certain trusts of the Glatfelter family. During 2006, PNC Bank beneficially owned more than five percent of the Company’s outstanding common stock. However, on a

Schedule 13G/A filed on February 13, 2007, PNC Bank indicated that, on or before December 31, 2006, it had ceased to beneficially own more than five percent of the class of securities of the Company.

During 2006, John van Roden served as an executive officer of the Company. On December 31, 2006, Mr. van Roden retired from the Company. On February 27, 2007, the Company executed a consulting agreement with Mr. van Roden effective as of January 1, 2007. Pursuant to the Consulting Agreement, which was approved by the Compensation Committee, Mr. van Roden will oversee the execution of the Company’s previously announced plan to sell certain of its timberlands and provide certain other services as assigned by the Company’s Chief Executive Officer. In exchange for such services, the Company will pay Mr. van Roden $16,000 per month and Mr. van Roden is eligible for a $50,000 performance bonus upon the satisfactory execution of the projects and achievement of certain financial goals as outlined by the Company’s Chief Executive Officer. The initial period of work under the Consulting Agreement is twelve months.

Compensation Committee Interlocks and Insider Participation.

The current members of the Company’s Compensation Committee are Kathleen A. Dahlberg (Chair), Nicholas DeBenedictis, Ronald J. Naples and Richard L. Smoot. No executive officer of the Company has served as a Director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a Director or member of the Compensation Committee of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2006 with the Company’s management and its independent auditors. The Company’s management has advised the Audit Committee that such audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Deloitte & Touche, LLP (“Deloitte”), the Company’s independent registered public accounting firm, certain matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.  The Audit Committee has also discussed with Deloitte their independence from the Company and its management. The Audit Committee has received the written disclosures and letter from Deloitte required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, disclosing all relationships between Deloitte and its related entities and the Company. In addition to the information provided by Deloitte, the Audit Committee considered the level of non-audit and tax services provided by Deloitte in determining that it was independent.

Based on the review and discussions described above, the Audit Committee has recommended to the Company’s Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

J. Robert Hall (Chair)
Nicholas DeBenedictis
Richard C. Ill
Ronald J. Naples

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Who are the Company’s auditors?

The Company’s Audit Committee has selected Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), as the Company’s independent registered public accounting firm, to audit the consolidated financial statements of the Company and its consolidated subsidiaries for the year ending December 31, 2006. A Deloitte representative is expected to attend the Annual Meeting, will be given the opportunity to make a statement if he or she chooses to do so, and will be available to respond to appropriate shareholder questions.

What did the Company pay its auditors in 2006 and 2005?

For the years ended December 31, 2006 and 2005, the aggregate fees billed to the Company by Deloitte were as follows:

	2006	2005

Audit Fees (1)	$2,096,532	$1,439,410
Audit-Related Fees (2)	15,000	155,160
Tax Fees (3)	314,995	403,921
All Other Fees (4)	—	—

Total Fees	$2,426,527	$1,998,491

All services rendered for the Company by Deloitte in 2006 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for the pre-approval of audit and non-audit services performed by our independent registered public accounting firm. Under the policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit-related, tax services and all other services). The Audit Committee may delegate, in writing, this authority to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting.

(1)	Audit Fees — For professional services performed by Deloitte for the audit of the Company’s annual consolidated financial statements, review of consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation services and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — For assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under footnote No. 1 above. This includes due diligence services related to potential acquisitions.

(3)	Tax Fees — For professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. With respect to amounts reported for 2005, this includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; tax planning and consultations; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

(4)	All Other Fees — For other permissible work performed by Deloitte that does not meet the above category descriptions.

ANNUAL REPORT ON FORM 10-K

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, are being mailed to shareholders with this Proxy Statement. A shareholder may obtain a copy of the Annual Report without charge by writing to: Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 500, York, PA 17401.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Meeting for action by shareholders, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

ADDITIONAL INFORMATION

The Company is permitted by SEC regulations to deliver a single Annual Report or Proxy Statement to any household at which two or more registered shareholders have the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders. The Company will continue to include a separate proxy card for each registered shareholder account.

The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report or Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 500, York, PA 17401, or call us at (717) 225-4711, if the shareholder (i) wishes to receive a separate copy of an Annual Report or Proxy Statement for this Meeting; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or Proxy Statements if the shareholder is now receiving multiple copies of Annual Reports or Proxy Statements.

Jeffrey J. Norton
Vice President,
General Counsel and Corporate Secretary

March 28, 2007

PROXY	P. H. GLATFELTER COMPANY
YORK, PENNSYLVANIA

PROXY SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD MAY 3, 2007, 10:00 A. M.
          The undersigned shareholders of P. H. Glatfelter Company hereby appoints J. Robert Hall and Richard L. Smoot, each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the York Expo Center, 334 Carlisle Avenue, York, Pennsylvania in the White Rose Room, on Thursday, May 3, 2007, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.
          When properly executed, this proxy will be voted as directed herein. It is agreed that, if no direction is given or directed on the other side of this proxy card, said attorneys and proxies are appointed WITH authority to vote FOR the re-election of each of the directors listed.
(PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)
(Continued and to be signed on reverse side)
Driving Instructions
to the
York Expo Center, 334 Carlisle Avenue, York, Pennsylvania
From the South:
Take I-83 North to Exit 15 (Old Exit 5) S. George Street — Business 83. Turn left at first traffic light. Follow Country Club Road to Richland Avenue to Market Street. Turn left on Market Street to York Fair Grounds.
From the North:
Take I-83 to Exit 22 (Old Exit 10) N. George Street. At first traffic light, take Route 30 West to Carlisle Avenue (Rte.74) exit. Turn left on Carlisle Avenue to York Fair Grounds.
From the East:
Take Route 30 West to Carlisle Avenue (Rte. 74) exit. Turn left on Carlisle Avenue to York Fair Grounds.
From the West:
Take Route 462 (W. Market Street) from Route 30. Follow Market Street to Highland Avenue. Turn left on Highland Avenue and continue to Bannister. Turn right to Carlisle Avenue. Turn right to York Fair Grounds.

☒	Please mark your votes as in this example.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE FOLLOWING DIRECTORS

	VOTE FOR all nominees listed at	VOTE WITHHELD
	right, except as indicated below	for all nominees
Election of Directors	☐	☐
Term expiring in 2010
Kathleen A. Dahlberg
Richard C. Ill
Lee C. Stewart

To withhold authority for any individual nominee, write that nominee’s name in the space below.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE

Signature	Date	Signature	Date

IF HELD JOINTLY
Note: Signature should be the same as the name printed above. Executors, administrators, trustees, guardians, attorneys, and officers of corporations should add their title when signing.
RSVP We request that you advise us of your intention to attend the annual meeting in person so that we can make arrangements for suitable accommodations. (Your failure to advise us of your intentions will not prevent you from attending the meeting in person.)
I will attend in person          [   ]